Exhibit 99.2


          Kerr-McGee Signs Letter of Intent to Sell Selected Chemical Businesses

        OKLAHOMA CITY (Jan.  27, 1998) --  Kerr-McGee  Chemical LLC has signed a letter of intent with Finnish Chemicals Oy to sell substantially all of its electrolytic and specialty chemical businesses. The letter of intent covers the marketing, research and development, plant operations, other services and personnel associated with Kerr-McGee's Hamilton, Miss., and Henderson, Nev., electrolytic chemical facilities. The sale is contingent on a definitive agreement.
        "This is another step in executing our strategy of continuously reviewing all of our operations to maximize their value for our shareholders," said Luke R. Corbett, Kerr-McGee chairman and chief executive officer. "This transaction and the pending sale of our ammonium perchlorate business to American Pacific Corp. will allow us to more fully concentrate on our growing worldwide titanium dioxide pigment business."
        In a transaction announced last week, Kerr-McGee agreed to acquire the European titanium dioxide operations of Bayer AG. Combined with the current expansion of the Hamilton pigment plant, Kerr-McGee's total production capacity will increase more than 70%.
        Kerr-McGee Chemical LLC is wholly owned by Kerr-McGee Corp. (NYSE: KMG).
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Contact:     Rick Buterbaugh
             270-3561


98-06